Exhibit 28(j)(iv)(A)

CONSENT OF INDEPENDENT VERIFICATION FIRM

As the independent verification firm for DuPont Capital Management, we hereby consent to reference to the Verification and Performance Examination Reports for the periods January 1, 2008 through December 31, 2012 issued by ACA Performance Services, LLC (successor to Vincent Performance Services LLC) and to related references to our firm included in or made a part of the Prospectus and Statement of Additional Information for the Emerging Markets Debt Fund.

August 22, 2014

ACA Performance Services, LLC

By:	/s/ Robert L. Stype, Jr.
Robert L. Stype, Jr.
President